The Prudential Series Fund, Inc.
For the fiscal period ended 12/31/2007
File number 811-03623

                                  SUB-ITEM 77D
                  Policies With Respect to Security Investment


                           The Prudential Series Fund
       Supplement dated November 29, 2007 to Prospectus dated May 1, 2007
This supplement sets forth certain changes to the Prospectus of The Prudential Series Fund (the Fund), dated May 1, 2007, with respect to the indicated Portfolios of the Fund. The Portfolios discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Fund's Prospectus and should be retained for future reference.

SP Aggressive Growth Asset Allocation Portfolio, SP Balanced Asset Allocation Portfolio,
SP Conservative Asset Allocation Portfolio, and SP Growth Asset Allocation Portfolio

The Board of Trustees of the Fund recently approved allowing the four above-referenced asset allocation portfolios to invest in the AST Western Asset Core Plus Bond Portfolio of Advanced Series Trust (the Core Plus Bond Portfolio). Western Asset Management Company (Western Asset) and Western Asset Management
Company  Limited  (WAML)  serve  as the Sub-Advisors  for  the  Core  Plus  Bond
Portfolio.

The investment objective of the Core Plus Bond Portfolio will be to maximize total return, consistent with prudent investment management and liquidity needs, by investing to obtain the average duration specified for the Core Plus Bond Portfolio. No assurance can be given that the Core Plus Bond Portfolio will achieve its investment objective.
The Core Plus Bond Portfolio will invest in a portfolio of fixed-income securities of various maturities and, under normal market conditions, will invest at least 80% of its net assets in debt and fixed-income securities. To achieve its investment objective, the Core Plus Bond Portfolio may invest in a variety of securities and instruments, including: (1) U.S. Government Obligations; (2) corporate obligations ("corporate obligations" include, without limitation, preferred stock, convertible securities, zero coupon securities and pay-in-kind securities); (3) inflation-indexed securities; (4) mortgage- and other asset-backed securities; (5) obligations of non-U.S. issuers, including obligations of non-U.S. governments, international agencies or supranational organizations; (6) fixed-income securities of non-governmental U.S. or non-U.S. issuers; (7) taxable municipal obligations; (8) variable and floating rate debt securities; (9) commercial paper and other short-term investments; (10)
certificates of deposit, time deposits, and bankers' acceptances; (11) loan participations and assignments; (12) structured notes; and (13) repurchase agreements.
Duration refers to the range within which the average modified duration of the Core Plus Bond Portfolio is expected to fluctuate. Modified duration measures the expected sensitivity of market price to changes in interest rates, taking into account the effects of structural complexities (for example, some bonds can be prepaid by the issuer). The target average modified duration of the Core Plus Bond Portfolio is expected to range within 30% of the duration of the domestic bond market as a whole (normally three to six years, although this may vary). Therefore, the range within which the average modified duration of the Core Plus Bond Portfolio is expected to fluctuate is generally 2.5 to 7 years. The Core Plus Bond Portfolio's average modified duration may fall outside of its expected average modified duration range due to market movements. If this happens, Western Asset and WAML will take action to bring the Core Plus Bond Portfolio's average modified duration back within the Portfolio's expected average modified duration range within a reasonable period of time.
The Core Plus Bond Portfolio may invest up to 15% of its net assets in debt securities that are rated, at the time of purchase, below investment grade, but at least B-/B3, or if unrated, are determined by Western Asset or WAML to be of comparable quality. For purposes of the foregoing credit quality policy, the Core Plus Bond Portfolio will consider a security to be rated below investment grade if it is not rated Baa/BBB or above by at least one nationally recognized rating agency (or, if unrated, is determined by Western Asset or WAML to be of comparable quality). Securities rated below investment grade are commonly known as "junk bonds" or "high-yield securities." The Core Plus Bond Portfolio also may invest: (i) up to 25% of its total assets in the securities of foreign issuers, including emerging markets issuers, and (ii) up to 20% of its total assets in non-U.S. dollar denominated securities.
PSFSUP6

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